Exhibit 99.2

May 4, 2023
Dear Fellow Shareholders,
DoorDash’s mission to grow and empower local economies requires continuous effort and innovation. We try to live up to our mission primarily by building products and services that reduce friction in local commerce and provide incremental earnings opportunities. We believe we have executed well in recent years, as our work and investments have increased sales to merchants, added more merchants across more categories, increased earnings to Dashers, attracted a larger number of Dashers, and driven higher engagement among a growing number of consumers around the world.
We expect the transition to omni-channel local commerce to take decades and many of our initiatives are still quite early. As we pursue our mission, our success as a business is aligned with the success of our stakeholders. If we execute at a world-class level, we expect to increase choice for consumers, drive greater sales for local merchants, increase earnings opportunities for Dashers, and increase the value we create for our shareholders.
Restaurants
We like to think we’re nice people to work with, but we believe most merchants partner with us to generate profitable sales and growth. Since the beginning of 2020, our Marketplaces1 have driven nearly $100 billion in sales for local merchants, over half of which came in the last 15 months. We believe this highlights the value of our Marketplaces as a persistent and improving tool for local merchants to build and grow their businesses in any environment.
We started in restaurants, and the majority of sales we have driven for local merchants to date has gone to our restaurant partners. Despite sustained growth in the restaurant category, we remain a small part of the industry and we must continue to earn restaurants’ partnership every day. To do this, we invest significantly across our Marketplaces, with the ultimate goal of reducing transaction friction and bringing more consumers to restaurants more often. We believe we have made significant progress against this goal, which has driven increased cohort level order frequency in the restaurant category2 and growing sales for restaurants; in Q1 2023, we generated double-digit same-store sales growth for restaurants on the DoorDash Marketplace.
1 Our Marketplaces include the DoorDash Marketplace and the Wolt Marketplace.
2 Monthly restaurant cohorts are defined based on the month the consumer placed their first order in the restaurant category on the DoorDash Marketplace.

Indexed Restaurant Order Frequency By Monthly Restaurant Cohort
Indexed to Month 1 of June 2021 Cohort
1.4
1.2
1
0.8
5
10
15
20
Month
June 2021 cohort
January 2022 cohort
June 2022 cohort
January 2023 cohort

Source: DoorDash internal data
In the 12 months through March 2023, we spent well over $13 billion on research and development, sales and marketing, and direct costs associated with processing, fulfilling, and supporting orders for our merchant partners, while collecting less than $8 billion in merchant commissions. We believe the tremendous value restaurants see in their commission dollars is evident in the growing number of restaurants that choose to be on our Marketplaces, the growth in sales for our restaurant partners, and the increases in our U.S. merchant net promoter score3, which recently reached an all time high.
We are proud that we have driven growth in consumers and sales for restaurants on our Marketplaces, and pleased with the growth and margin improvement in our U.S. restaurant category. Our intention is to continue investing in the category to drive our combined success for many years to come.
New Verticals
While we started in restaurants, our mission has always been to support local merchants of all types. We formally launched our first non-restaurant category, convenience, in 2020 and have since expanded to grocery, alcohol, pets, flowers, beauty, and retail. These efforts remain early, and we have significant room to improve the quality of experience we offer. Given the complexity of each of these categories, progress is more likely to come in small increments than large breakthroughs. Our teams are comfortable with this dynamic, as it is the nature of operating across the physical and digital worlds and is similar to what we face in restaurants.
Since launching each of our new vertical categories, we have worked hard to improve the underlying quality of experience we offer, which is beginning to show positive results. In the U.S. grocery category, we have made double-digit percentage
3 Merchant net promoter score is based on responses to a weekly survey question “How likely are you to recommend DoorDash to another business?”, with answers given on a scale of 0 through 10. It is calculated as the percentage of survey respondents who choose 9 or 10 minus the percentage of respondents who choose 0 through 6. Merchant net promoter score can range from -100 to +100.

improvements in a number of our key quality and efficiency metrics over the last year. We made many similar improvements in our other new vertical categories.
These improvements are helping Dashers fulfill orders more consistently and more efficiently, and making it easier and more effective for merchants to leverage our platform, which attracts more merchants. Quality improvements also increase value for consumers, which we believe is contributing to growing cohort level order frequency in our non-restaurant categories4. This further enhances the value for merchants by driving incremental sales and the value for Dashers by creating more earning opportunities.

Indexed New Vertical Order Frequency By Monthly New Vertical Cohort
Indexed to Month 1 of June 2021 Cohort
1.4
1.2
1
0.8
5
10
15
20
Month
June 2021 cohort
January 2022 cohort
June 2022 cohort
January 2023 cohort

Source: DoorDash internal data
As is often the case, the progress we make in improving the experience we provide to consumers, merchants, and Dashers also benefits our own operating efficiency. In Q1 2023, we drove Q/Q and Y/Y increases in variable profit5 as a percentage of Marketplace GOV in our U.S. new verticals as a whole.
Dashers
In order to succeed as a business, we must make dashing attractive. Since our founding, we have worked hard to make dashing more accessible, easier to use, and more rewarding. This has attracted a growing number of Dashers, which has contributed to healthy supply in recent quarters. It has also contributed to improved quality and efficiency in our local logistics network. We are incredibly proud that dashing has become an earnings tool that millions of people choose to use each quarter, and a logistics tool that millions of consumers rely on to connect with their favorite local merchants.
4 Monthly new vertical cohorts are defined based on the month the consumer placed their first order in a non-restaurant category on the DoorDash Marketplace.
5 Variable profit is a metric used internally to evaluate the performance of certain categories prior to allocation of shared-use fixed costs. It is defined as revenue minus order management and support costs.

Are you satisfied with the overall experience of being a Dasher?
100%
75%
50%
25%
0%
89%
11%
Satisfied
Unsatisfied

Source: March 2023 survey of 6,785 U.S. Dashers
Despite growing awareness for dashing, we believe it remains misunderstood and the subject of misinformation in some quarters, as many people struggle to assess the value of something that does not fit their existing notions. Dashing aims to provide as many people as possible the opportunity to earn income whenever they want, which is a contrast to most traditional work, which aims to provide a select number and type of people a fixed amount of work at specified periods.
Dashing has very low barriers-to-entry, even lower barriers-to-exit, and Dashers can choose whether to use our platform at any time, which means we must earn Dashers’ time and effort with every order. We do this by providing a combination of ease, accessibility, flexibility, and scale that allows people to generate income around the other commitments they have in their lives. In our March 2023 survey of 6,785 U.S. Dashers, 84% of respondents indicated they had other jobs, other responsibilities like being stay-at-home parents or students, or were retired.
In addition to fitting around people’s lives, dashing’s accessibility and flexibility allow people to meet short-term financial goals in ways that traditional jobs and other independent contractor work are often poorly suited for. This helps Dashers better manage their financial lives. In our March 2023 survey, 86% of Dashers indicated dashing makes them feel more in control of their circumstances, and 76% said they feel less stressed and anxious about their financial situation because they can dash whenever they need. For some Dashers, the short-term goal is to avoid government assistance or punitive loans; in that same survey, 17% of Dashers said they have dashed to avoid applying for food stamps, unemployment insurance, or other government assistance, and 25% of Dashers said dashing helped them avoid taking out a payday loan. We believe having the choice to earn incremental income is empowering financially and psychologically, and we are very proud that dashing appears to provide this for so many.
In addition to Dashing’s value and incrementality to individuals, we believe its differences from other types of work allow it to be incremental to the broader labor market. Over the last 12 months in the United States, the unemployment rate has been near historic lows and there have been an average of more than 10 million job openings compared to an average of less than six million people looking for work. Despite the plethora of traditional job openings, more than 2% of the U.S. adult population6 chose to dash over the last year, earning well over $10 billion. This suggests dashing addresses incremental demand in the labor market that is not being met by traditional jobs, unlocks incremental productive capacity, and increases overall income.
Regardless of one's perception of work, its purpose is to help people achieve certain financial goals and live fulfilling lives. Dashing seems to help millions of people with this. We hope pundits and policymakers looking to shape future policies
6 Based on data collected from the United States Census Bureau in the 2020 Census.

around work consider what Dashers say and do, the value of choice, and the goal of supporting individuals and families in achieving their goals.
Conclusion
DoorDash only works when it works for everyone. We believe removing friction and adding choice for all of our stakeholders are the best ways to grow and empower local economies, which, in turn, is the best way for us to build a large and durable business. Since our founding, we have invested aggressively to provide services that give merchants more ways to build and grow their businesses, provide a larger number of earnings opportunities that are accessible, flexible, and attractive, and allow more consumers to discover and buy from their favorite local merchants. This has also driven substantial growth in the scale of our business.
There is an enormous amount of work still to be done if we are to live up to our mission and drive the value for shareholders that we expect. We are proud of the impact we have made so far and even more excited about the process and progress that is to come. Our expectations of ourselves are high. We will do our best to exceed them.
We could not be more grateful to our employees and stakeholders for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for making this journey possible.
Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Ravi Inukonda, CFO

Forward-Looking Statements
This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this investor letter include, but are not limited to, our expectations regarding our financial position and operating performance, our expectations regarding Wolt and our international business, our plans and expectations regarding our investment approach, our expectations regarding our local commerce opportunity, trends in our business, including the effects of the macroeconomic environment, inflation, consumer spending, and demand for our platform and for local commerce platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including our ability to forecast our performance due to our limited operating history , investments in new geographies, products, or offerings, our ability to attract merchants, consumers, and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our quarterly reports on Form 10-Q. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.